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                                                                    Exhibit 4.43

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                          SECURITIES PURCHASE AGREEMENT

                         dated as of September 29, 2000,

                                      among

                                  WAM!NET INC.,

                          WINSTAR COMMUNICATIONS, INC.,

                                       and

                              WINSTAR CREDIT CORP.








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                                TABLE OF CONTENTS

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SECTION 1.  AUTHORIZATION......................................................1

SECTION 2.  CLOSING............................................................1

SECTION 3.  SALE AND PURCHASE OF SHARES........................................1
            3.1.     Number of Shares..........................................1
            3.2.     Exercise of Sale Right....................................2
            3.3.     Warrants..................................................2
            3.4.     Assignment................................................3

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE CORPORATION..................3
            4.1.     Organization; Subsidiaries................................3
            4.2.     [Intentionally Omitted.]..................................4
            4.3.     Corporate Authorization; Enforceability...................4
            4.4.     No Conflict...............................................4
            4.5.     Capitalization............................................4
            4.6.     Securities Laws; Applicable Corporation Laws..............7
            4.7.     Financial Information.....................................7
            4.8.     Absence of Changes; Review of Interim Financials..........7
            4.9.     Initial Budget............................................9
            4.10.    Agreements................................................9
            4.11.    Title to Assets..........................................11
            4.12.    Real Property............................................11
            4.13.    Intellectual Property Rights; Proprietary Information
                     of Third Parties.........................................11
            4.14.    Compliance with Laws; Governmental Authorizations........12
            4.15.    Litigation...............................................13
            4.16.    Environmental Matters....................................13
            4.17.    Tax Matters..............................................13
            4.18.    Employee Benefit Plans...................................14
            4.19.    Insurance................................................15
            4.20.    Related Transactions.....................................15
            4.21.    Offering of the Shares...................................15
            4.22.    Disclosure...............................................15
            4.23.    [Intentionally Omitted.].................................16
            4.24.    [Intentionally Omitted.].................................16
            4.25.    Brokers and Finders......................................16
            4.26.    Year 2000 Compliance.....................................16
            4.27.    Minnesota Business Corporation Act.......................17

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF WINSTAR AND WINSTAR
            SUB AND ANY ASSIGNEE THEREOF......................................17
            5.1.     Due Authorization........................................17
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            5.2.     Investment Representations...............................18
            5.3.     Brokers and Finders......................................19
            5.4.     Investor Sophistication..................................19

SECTION 6.  COVENANTS OF THE CORPORATION AND WINSTAR SUB......................19
            6.1.     Regulatory Approvals; Reasonable Best Efforts;
                     Further Assurances.......................................19
            6.2.     Certain Filings..........................................19
            6.3.     Confidentiality..........................................20
            6.4.     Public Announcements.....................................20

SECTION 7.  COVENANTS OF THE CORPORATION......................................20
            7.1.     Certificate of Designation...............................20
            7.2.     Restrictions Pending the Last Closing....................20
            7.3.     Reservation of Shares....................................21
            7.4.     Use of Proceeds..........................................21
            7.5.     Access to Records........................................21
            7.6.     Budget...................................................21
            7.7.     Financial Reporting and other Information................22
            7.8.     Payment of Obligations...................................23
            7.9.     Insurance................................................23
            7.10.    Certain Notices..........................................23
            7.11.    Conduct of Business......................................23
            7.12.    Related Transactions.....................................23
            7.13.    Internal Controls........................................24
            7.14.    Winstar Directors........................................24
            7.15.    Assignee Director........................................25
            7.16.    Indenture................................................26
            7.17.    Tag-Along Agreements.....................................26
            7.18.    Board of Directors.......................................26
            7.19.    Consents.................................................26
            7.20.    Use of Proceeds..........................................26
            7.21.    Corporate Documents......................................26
            7.22.    Sale of Winstar Shares...................................27

SECTION 8.  REGISTRATION RIGHTS OF WINSTAR AND WINSTAR SUB....................27
            8.1.     Demand Registration......................................27
            8.2.     "Piggy-Back" Registration................................27
            8.3.     General Terms............................................28
            8.4.     Underwriting Agreement...................................29
            8.5.     Road Show................................................30
            8.6.     Rights and Obligations of Assignee.......................30

SECTION 9.  CONDITIONS TO EACH CLOSING........................................30
            9.1.     Conditions of Each Party.................................30
            9.2.     Conditions to Obligations of Winstar and Winstar Sub.....31
            9.3.     Conditions to Obligations of the Corporation.............33

                                      (ii)
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SECTION 10. TERMINATION.......................................................33
            10.1.    Effect of Termination....................................34

SECTION 11. MISCELLANEOUS.....................................................34
            11.1.    Survival.................................................34
            11.2.    Indemnification..........................................34
            11.3.    Fees and Expenses........................................35
            11.4.    Assignment; Parties in Interest..........................35
            11.5.    Entire Agreement.........................................36
            11.6.    Notices..................................................36
            11.7.    Amendments...............................................37
            11.8.    Counterparts.............................................37
            11.9.    Headings.................................................37
            11.10.   Governing Law............................................37
            11.11.   Jurisdiction.............................................37
            11.12.   No Waiver................................................38
            11.13.   Binding Effect...........................................38
            11.14.   Cumulative Powers........................................38

                                     (iii)
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         SECURITIES PURCHASE AGREEMENT, dated as of September 29, 2000, among
WAM!NET INC., a Minnesota corporation (the "Corporation"), Winstar Communications, Inc., a Delaware corporation ("Winstar"), and Winstar Credit Corp., a Delaware corporation and a wholly-owned subsidiary of Winstar ("Winstar Sub").

         WHEREAS, the Corporation desires to have the ability to require Winstar Sub to purchase up to 60,000 shares (the "Shares") of its Class H Convertible Preferred Stock, $.01 par value (the "Class H Preferred Stock"), from the Corporation and Winstar and Winstar Sub are willing to commit to such arrangement, all upon the terms and subject to the conditions set forth below.

         NOW THEREFORE, the parties hereto agree as follows:

Section 1. Authorization.

         The Corporation has authorized the issuance and sale, at the option of the Corporation and upon the terms and subject to the conditions set forth in this Agreement, of the Shares for a purchase price of $1,000 per Share ("Per Share Price"). The Class H Preferred Stock shall have the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations, and restrictions set forth in the Certificate of Designation of Rights and Preferences of Class H Preferred Stock ("Class H Certificate of Designation") attached hereto as Exhibit A, which shall be filed by the Corporation in the office of the Secretary of State of the State of Minnesota promptly after the execution of this Agreement.

Section 2. Closing.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with this Agreement, and subject to the prior fulfillment of the conditions specified in Section 9, closings of sales and purchases of Shares and the other transactions contemplated hereby (each a "Closing") shall be held at 10:00 a.m. on the dates and with respect to the number of Shares determined pursuant to Section 3.2 at the office of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016 (or at such other time, date and place as the parties may mutually agree). The date on which a Closing actually occurs is hereinafter referred to as a "Closing Date."

Section 3. Sale and Purchase of Shares.

         3.1. Number of Shares.

         Subject to the other provisions of this Section 3, the Corporation shall have the right to sell 60,000 Shares to Winstar Sub pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall Winstar Sub be required to purchase Shares in the event of any of the following: (a) if such purchase would, in Winstar's reasonable good faith determination, upon consultation with Winstar's independent auditors, require Winstar to include the assets, liabilities, shareholders' equity and results of operations of the Corporation in Winstar's financial statements on a consolidated basis in accordance with generally accepted accounting principles;
(b) if the Corporation has raised $100,000,000 from the sale of its
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securities after the date hereof, not including the investment contemplated hereby ("Qualified Financing"); and (c) an event contemplated by subsection 9.2(p).

         3.2. Exercise of Sale Right.

         If the Corporation desires to sell Shares to Winstar Sub on a Closing Date the following procedure must be followed: (a) it shall deliver to Winstar and Winstar Sub written notice thereof no later than ten Business Days prior to such Closing Date, which notice shall state the desired Closing Date and the number of Shares it desires to sell (in increments of 1,000 Shares or whole number multiples thereof), which number shall not exceed the aggregate number of Shares as indicated on Schedule I for such Closing Date; and (b) an officer of the Corporation shall present a certificate to Winstar and Winstar Sub that all conditions set forth in Section 9.2 hereof shall have been satisfied. At the Closing scheduled for such Closing Date, the Corporation shall issue and deliver to Winstar Sub the number of Shares stated in the notice for such Closing (registered in the name of Winstar Sub or its designee) and Winstar Sub shall deliver to the Corporation, as payment therefor, cash equal to the aggregate purchase price of such Shares (by wire transfer to an account specified by the Corporation in the notice). The Corporation's right to sell Shares to Winstar Sub shall terminate on the earlier of January 31, 2001 and the date on which the Corporation consummates an offering of its common stock or other equity securities resulting in aggregate gross proceeds of $100,000,000 or more to the Corporation.

         3.3. Warrants.

         (a) Upon execution of this Agreement, the Corporation shall issue and deliver to Winstar Sub, for no additional consideration, a warrant ("Warrant") to purchase 3,000,000 shares of common stock of the Corporation ("Warrant Shares") at a price of $.01 per share during the period from the date of this Agreement until December 31, 2005; provided, however, that to the extent that the Corporation does not sell Shares to Winstar Sub in the amounts set forth in
Schedule I, the right of Winstar Sub to exercise Warrants corresponding to the number of Shares not so sold as set forth in Schedule I (prorated within the specified amounts in any case in which the total number of Shares sold is less than a whole multiple of 10,000 Shares) shall terminate and be cancelled. The Warrant shall be in the form of Exhibit B attached hereto.

         (b) Upon the occurrence of an event giving rise to an adjustment in the number of shares of common stock of the Corporation into which the Shares sold to Winstar Sub are convertible pursuant to Section 7 of the Series H Certificate of Designation and in which the shares of common stock or other securities issued or sold by the Corporation are issued or sold at a price equivalent to less than $2.50 per share of common stock, the Corporation shall promptly issue to Winstar Sub additional Warrants in an amount which bears the same proportion to the number of Warrants theretofore issued to Winstar Sub (including any Warrants issued pursuant to this Section 3.3(b)) as the number of additional shares of common stock of the Corporation issuable upon conversion of the Shares as a result of such event bears to the number of shares of common stock of the Corporation into which the Shares are convertible immediately before the occurrence of such event.

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         3.4. Assignment.

         Winstar Sub may assign all or any part of its obligation to purchase Shares ("Assigned Shares") to one or more third parties and such assignment shall relieve Winstar Sub of its obligations with respect to such purchase to the extent that an assignee has made an actual purchase of Shares or has tendered to the Corporation the cash amount equal to the purchase price. No Voting Limitation (as described in Section 5 of the Class H Certificate of Designation) shall apply to any Assigned Shares.

Section 4. Representations and Warranties of the Corporation.

         The Corporation hereby represents and warrants to Winstar and Winstar Sub as of the date hereof and as of each Closing Date, if any, that:

         4.1. Organization; Subsidiaries.

         (a) Organization. The Corporation and each Subsidiary (as defined below) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect upon the business, prospects, properties, liabilities, assets, operations, results of operations, condition (financial or otherwise), or affairs of the Corporation or result in the loss of employment of any Principal Executive Officer as such term is defined on Schedule II (a "Material Adverse Effect"), and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents (as hereinafter defined), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Schedule 4.1(a) are correct and complete copies of the Articles of Incorporation of the Corporation, including all amendments and Certificates of Designation, and the By-laws of the Corporation, each as in effect on the date hereof (collectively, the "Organizational Documents"). For purposes of this Agreement, "Documents" collectively means (i) this Agreement and (ii) the Class H Certificate of Designation.

         (b) Subsidiaries. Set forth on Schedule 4.1(b) hereto is a complete list of all of the subsidiaries of the Corporation (each a "Subsidiary"). Except as set forth on Schedule 4.1(b) hereto, the Corporation does not own, directly or indirectly, any capital stock or other equity securities of any corporation, nor does the Corporation have any direct or indirect ownership interest, including interests in limited liability companies, partnerships and joint ventures, in any other entity or business and there are no agreements to acquire such interests. Except as disclosed on Schedule 4.1(b) hereto: (i) all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Corporation, another Subsidiary or any combination thereof, in each case free and clear of any liens, charges, restrictions, claims or encumbrances other than restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"); and (ii) there are no outstanding subscriptions, warrants,

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options, convertible securities or other rights (contingent or other) pursuant to which any Subsidiary is or may become obligated to issue any shares of its capital stock to any person other than the Corporation or a Subsidiary.

         4.2. [Intentionally Omitted.]

         4.3. Corporate Authorization; Enforceability.

         The Corporation has taken all corporate action necessary to authorize its execution and delivery of the Documents, the performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document has been executed and delivered by an officer of the Corporation in accordance with such authorization. Each Document constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and similar laws now or hereafter in effect affecting creditors' rights generally and to general principles of equity.

         4.4. No Conflict.

         The execution and delivery by the Corporation of the Documents, its consummation of the transactions contemplated thereby, and its compliance with the provisions thereof, will not, other than in instances which could not reasonably be expected to have a Material Adverse Effect, (i) violate or conflict with any of the Organizational Documents, (ii) violate, conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration (with or without notice or lapse of time, or both) under any agreement, lease, security, license, permit, or instrument to which the Corporation or any Subsidiary is a party, or to which it or any of them or any of their respective assets or businesses are subject,
(iii) result in the imposition of any Encumbrance (as hereinafter defined) on any asset of the Corporation, (iv) violate or conflict with any Laws applicable to the Corporation or its properties or assets, or (v) require any consent, approval or other action of, notice to, or filing with any entity or person (governmental or private), except for the filing of the Class H Certificate of Designation and those that have been obtained or made. For purposes of this Agreement, "Encumbrance" means any security interest, mortgage, lien, pledge, charge, easement, reservation, clouds, equities, rights of way, options, rights of first refusal and any other encumbrances, whether or not relating to the extension of credit or the borrowing of money. For purposes of this Agreement, "Laws" means all laws, statutes, rules, regulations, ordinances, bylaws, writs, Permits, Orders and other legislative, administrative or judicial restrictions.

         4.5. Capitalization.

         (a) Capitalization.

                  (i) As of the date hereof, the authorized capital stock of the Corporation consists of 500,000,000 shares, the designations and classes of which are set forth on Schedule 4.5(a)(i) hereto. The Corporation does not hold any of its shares in treasury.

                  (ii) As of the date hereof, 10,869,905 shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), 115,206 shares of the Corporation's Class A Preferred Stock par value $10.00 per share (the "Class A Preferred Stock"), 5,710,428 shares of the Corporation's Class B Preferred Stock par value $.01 per share (the "Class B Preferred Stock"), 878,527 shares of the Corporation's Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), 2,196,317 shares of the Corporation's Class D Preferred Stock, par value $.01 per share (the "Class D Preferred Stock"), 101,725 shares of the Corporation's Class E Preferred Stock, par value $.01 per share (the "Class E Preferred Stock"), 10,000 shares of the Corporation's Class F Preferred Stock, par value $.01 per share (the "Class F Preferred Stock") and 10,000 shares of the Corporation's Class G Preferred Stock, par value $.01 per share (the "Class G Preferred Stock") are issued and outstanding and have been validly issued and are fully paid and non-assessable and are not subject to preemptive rights. Except as set forth above, there are no other shares of capital stock of the Corporation outstanding. As of the date hereof, the Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock and Class G Preferred Stock are convertible into 5,710,428, 878,527, 2,196,317, 101,725,
         10,000 and 10,000 shares of Common Stock, respectively. Upon issuance of the Common Stock underlying such preferred shares, in accordance with their respective certificates of designations, preferences and rights, such Common Stock will be validly issued, fully paid and non-assessable. Schedule 4.5(a)(ii) sets forth, for the Common Stock and each class of Preferred Stock, the names of all holders thereof and the number of shares and voting power thereof held by each such holder and, to the extent that voting power is held by a person who is not a holder of shares of capital stock, also sets forth the name and address of each such person and the voting power held by such person.

         (b) Options, Warrants, Convertible Securities. Except as set forth on
Schedule 4.5(b) hereto, as of the date hereof there are no outstanding subscriptions, options, warrants or other agreements or rights of any kind to acquire any additional shares of capital stock of the Corporation or other instruments or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares of capital stock, nor is the Corporation committed to issue any such option, warrant, right or security. Except as set forth on Schedule 4.5(b) hereto, the Corporation has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.
Schedule 4.5(b) additionally sets forth for each subscription, option, warrant, agreement and other right listed therein, the name of each holder thereof, the number of securities held by such holder, the number of shares of common stock or other class of capital stock into which such securities are convertible or exchangeable and the exercise periods and exercise prices thereof. As of August 31, 2000, 116,001,542 shares of Common Stock are issuable upon exercise or conversion of all of the Corporation's outstanding options, warrants, and other rights of any kind to acquire shares of the Corporation's Common Stock including additional shares of common stock issuable to the holders of the Class B, Class C and Class D Preferred Stock of the Corporation as a result of anti-dilution adjustments.

         (c) Agreements.

                  (i) Except as set forth in Schedule 4.5(c)(i), as of the date hereof, there are no agreements relating to the purchase or sale of capital stock between the Corporation and any of its shareholders or affiliates, and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and other parties.

                  (ii) Except as contemplated hereby and as set forth in
         Schedule 4.5(c)(ii), there are no agreements or understandings granting to any person or entity any right to cause the Corporation or any Subsidiary to effect a registration under the Securities Act of 1933, as amended ("Securities Act"), of any shares of the Corporation's capital stock.

                  (iii) Except as set forth on Schedule 4.5(c)(iii), there are no (A) voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Corporation between the Corporation and any of its shareholders or affiliates or (B) forfeitures or waivers of voting rights by any of the Corporation's shareholders or agreements to provide any such forfeiture or waiver, and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and any other parties.

         (d) Due Authorization. Upon filing of the Class H Certificate of Designation, the Shares and Warrant Shares will be duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and non-assessable and will have the rights, preferences and privileges specified in the Class H Certificate of Designation. The shares of the Corporation's Common Stock issuable upon conversion of the Shares ("Conversion Shares") and the Warrant Shares are duly authorized and have been reserved for issuance and, when issued upon conversion in accordance with the terms of the Class H Certificate of Designation or the exercise of the Warrants, as the case may be, will be validly issued, fully paid and non-assessable, and will be free and clear of all liens, encumbrances and restrictions (other than the restrictions on transfer imposed by the Securities Act or any other applicable federal or state securities laws, and the rules and regulations promulgated thereunder). Neither the issuance, sale or delivery of the Shares or Warrant Shares nor the contemplated issuance or delivery of the Conversion Shares is subject to or will effectuate any preemptive or other similar right of shareholders of the Corporation, any anti-dilution right or right of first refusal or other preemptive or similar right in favor of any person, in each case except for rights that have been listed on Schedule 4.5(d).

         (e) Reservation of Shares. The Corporation has reserved, and at all times from and after the date hereof will keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock, Class G Preferred Stock and Class H Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all such shares of Preferred Stock.

         4.6. Securities Laws; Applicable Corporation Laws.

         (a) The sale of the Shares and Warrant Shares contemplated hereby is exempt from registration under the Securities Act. The issuance of all other shares of capital stock of the Corporation on or before the date hereof has been made in compliance with the Securities Act and all applicable state securities or blue sky laws.

         (b) The sale of the Shares and Warrant Shares contemplated hereby and the other transactions contemplated hereby are in compliance with all applicable laws, including the Minnesota Business Corporation Act, and any consents which are required to be obtained pursuant to such laws have either been obtained or waived in writing.

         4.7. Financial Information.

         (a) Schedule 4.7. sets forth (i) the Corporation's Report on Form 10-K for the year ended December 31, 1999, which includes the audited consolidated balance sheet of the Corporation at December 31, 1999 (the "Balance Sheet") and the related statements of operations, shareholders' equity and cash flows of the Corporation for the 12 months then ended and (ii) the Corporation's Report on Form 10-Q for the six months ended June 30, 2000, which includes the unaudited consolidated balance sheet of the Corporation at June 30, 2000 (the "Interim Balance Sheet") and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the Corporation for the 6 months then ended (collectively, with the Balance Sheet and the Interim Balance Sheet, the "Financial Statements").

         (b) The Financial Statements: (i) present fairly the financial position of the Corporation and the results of operations, shareholders' equity and cash flows of the Corporation at the dates and for the periods indicated, (ii) are in accordance with the books and records of the Corporation which books and records are complete and correct and fairly reflect all material transactions of the Corporation's business, and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as set forth in the notes thereto and subject, in the case of unaudited Financial Statements, to normal year-end adjustments, and the absence of notes thereto). Except as incurred under agreements listed on Schedule 4.10(a) or as set forth on Schedule 4.7, at the date of the Interim Balance Sheet, the Corporation did not have any material Liability of any nature or any loss contingency (as such term is used in the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) that was not adequately disclosed or provided for on the Interim Balance Sheet, including the notes thereto. For purposes of this Agreement, "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

         4.8. Absence of Changes; Review of Interim Financials.

         (a) Since the date of the Interim Balance Sheet there has not been:

                  (i) any change in the assets, liabilities or financial condition of the Corporation (on a consolidated basis), except for changes (i) in the ordinary course of business or (ii) which in the aggregate have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

                  (ii) any event or change that would reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, whether or not insured against;

                  (iii) to the best of the Corporation's knowledge, any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Corporation in excess of $100,000;

                  (iv) any liability or loss contingency incurred by the Corporation that would have to be disclosed on financial statements (including the notes thereto) (on a consolidated basis) in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice;

                  (v) to the best of the Corporation's knowledge, any commitment to borrow money from or provide financial support to any person or entity entered into by the Corporation;

                  (vi) any payment or discharge of any Liability by the Corporation outside the ordinary course of business consistent with past practice to the best of the Corporation's knowledge;

                  (vii) any sale, assignment, license, or other disposition of any asset or right of the Corporation or any Subsidiary outside the ordinary course of business consistent with past practice;

                  (viii) any declaration or payment of any dividend or other distribution with respect to any shares of capital stock of the Corporation, or the direct or indirect acquisition of any equity securities by the Corporation;

                  (ix) any labor trouble, problem or grievance affecting the business of the Corporation other than such matters which would not reasonably be expected to have a Material Adverse Effect;

                  (x) any write-down of the value of any inventory, fixed assets or intangibles of the Corporation, or any write-off as uncollectible of any accounts or notes receivable of the Corporation, which could reasonably be expected to result in a Material Adverse Effect;

                  (xi) any increase in the direct or indirect compensation of senior officers of the Corporation or any Subsidiary (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation, or other plan or commitment), in excess of 20% above the prior year, except as set forth on Schedule 4.8(a)(xi);

                  (xii) any capital expenditure or commitment therefor by the Corporation or any Subsidiary for additions to property, plant or equipment in excess of $250,000, except as set forth on Schedule 4.8(a)(xii);

                  (xiii) any change in the accounting or tax methods, practices, or assumptions followed by the Corporation or any Subsidiary; or

                  (xiv) any other transaction or event not in the ordinary course of business consistent with past practice.

         (b) The Corporation's independent accountants have not advised the Corporation that the Interim Balance Sheet and the related unaudited financial statements (i) do not comply in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder and (ii) are not in conformity with GAAP.

         4.9. Initial Budget.

         The Corporation has delivered to Winstar a copy of the Corporation's current budget for the twelve month period beginning July 1, 2000 (the "Initial Budget"). The projections of future financial and operating performance contained in the Initial Budget, and the assumptions upon which such projections are based, are believed by the Corporation to be reasonable as of the date hereof. In addition, the Corporation is not aware of any facts or circumstances which would render such projections or assumptions unreasonable or unattainable. Without limiting the generality of the foregoing, Winstar and Winstar Sub acknowledge that no assurances can be given that the Corporation will achieve the projections set forth in the Initial Budget. If, at the time of a Closing, there have been material changes to any item reflected in the Initial Budget, the Corporation shall deliver to Winstar at such closing a revised budget and detailed description of such changes.

         4.10. Agreements.

         (a) Schedule 4.10(a) sets forth a list of all material written and oral contracts, agreements, licenses, commitments, instruments and understandings ("Agreements"), and all Agreements of the following types regardless of materiality, to which the Corporation or any Subsidiary is a party ("Disclosed Agreements"), which:

                  (i) individually provide for the future purchase by the Corporation or any Subsidiary of products or services in excess of $100,000 or call for expenditures of the Corporation or any Subsidiary in excess of $100,000, which expenditures or commitments have not been disclosed in the Initial Budget;

                  (ii) provide for the employment by the Corporation or any Subsidiary of any director or officer or consultant (other than for legal or accounting services) earning $100,000 or more for any engagement or provide for any payments or benefits (including severance payments or benefits) to any director, officer or employee;

                  (iii) provide for the borrowing of money or a line of credit by the Corporation or any Subsidiary, or a leasing transaction of a type required to be capitalized by the Corporation in accordance with GAAP;

                  (iv) provide for a significant strategic relationship regarding the Corporation or any Subsidiary and a third party, including any joint venture, partnership or similar arrangement;

                  (v) provide for the sale, assignment, license, or other disposition of any asset or any material right of the Corporation with a value in excess of $100,000;

                  (vi) provide for the lease by the Corporation or any Subsidiary of any real property;

                  (vii) provide for the lease by the Corporation or any Subsidiary of any personal property with a value, or reflecting replacement costs, in excess of $100,000 or involving lease payments in excess of $100,000 per year;

                  (viii) were entered into with any labor union;

                  (ix) provide for a tax sharing;

                  (x) provide for any significant distribution, agency, or licensing arrangement with the Corporation or any Subsidiary;

                  (xi) require the Corporation to issue dividends or shares of its Common Stock upon exercise of warrants;

                  (xii) restrict the Corporation or any Subsidiary, or any of the officers or employees listed on Schedule 4.10(a)(ii), from engaging in any business activity in any way related to the business of the Corporation anywhere in the world, restrict any such person in the performance of his or her obligations and responsibilities to the Corporation or any Subsidiary, or create any other obligation or liability of any such person, in any way related to the business of the Corporation, arising from his or her prior employment;

                  (xiii) grant to any person or entity, other than the Corporation or any Subsidiary, any right, title, or interest in any invention or know-how conceived by employees of the Corporation or any Subsidiary and related to the business of the Corporation;

                  (xiv) provide for a loan guaranty, surety, indemnity, or other financial support by the Corporation or any Subsidiary to any person or entity; or

                  (xv) grant to any person or entity a security interest in any asset or right of the Corporation or any Subsidiary.

         (b) Each Disclosed Agreement or understanding required to be set forth on Schedule 4.10. (a) is in full force and effect and constitutes a valid and binding obligation of all parties thereto. Except as set forth on Schedule 4.10.
(a), the Corporation and, to the extent a Subsidiary is a party, the Subsidiary has performed in all material respects the obligations required to be performed by it and is not in material default and has not received notice alleging it to be in default under any such Disclosed Agreement. To the knowledge of the Corporation, there exists no event or condition which, after notice or lapse of time, or both, would constitute such a material default under any Disclosed Agreement. To the knowledge of the Corporation, there are no material defaults by any other party to any such Disclosed Agreement. The Corporation has made available to Winstar and Winstar Sub correct and complete copies of all Disclosed Agreements set forth on Schedule 4.10(a).

         4.11. Title to Assets.

         Except for properties leased by the Corporation or any Subsidiary, the Corporation and each Subsidiary has good and marketable title to all assets reflected on the Interim Balance Sheet as being owned by it, or acquired by it after the date of the Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business, and accounts and notes receivable paid in full, since the date of the Interim Balance Sheet), free and clear of all Encumbrances, other than Permitted Liens (as defined below) and other than those which would not reasonably be expected to result in a Material Adverse Effect. Such assets are in good operating condition and repair, are adequate and suitable for their intended use in the business of the Corporation and are sufficient for the conduct of the business except as would not reasonably be expected to result in a Material Adverse Effect. There does not exist any condition which interferes with the economic value or use of such assets except as would not reasonably be expected to result in a Material Adverse Effect. The term "Permitted Liens" means (i) liens arising by operation of law in the ordinary course of business that, individually and in the aggregate, do not in any respect interfere with the use or value of any of the assets subject thereto, (ii) minor imperfections of title which do not detract from the value of the property affected or impair the operations of the Corporation, (iii) liens for taxes not yet due and payable, (iv) liens arising in connection with debt incurred pursuant to and in accordance with the covenant section, and (v) liens relating to monies borrowed by the Corporation or any Subsidiary.

         4.12. Real Property.

         Except as disclosed on Schedule 4.12, neither the Corporation nor any Subsidiary owns or holds, directly or indirectly, any real property. Neither the Corporation nor any Subsidiary leases, directly or indirectly, any real property other than as listed on Schedule 4.12.

         4.13. Intellectual Property Rights; Proprietary Information of Third Parties.

         (a) Each of the Corporation and each Subsidiary owns or is licensed to use all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names (including WAM!NET, WAM!BASE and WAM!PROOF), domain names, URLs, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights necessary to permit such entities to carry on their respective business as presently conducted. Schedule 4.13. sets forth a list of all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names or URLs held or owned by the Corporation and each Subsidiary and all other proprietary intellectual property rights of the Corporation and each Subsidiary. All registered patents, copyrights, trademarks, domain name and URL rights and service marks listed on
Schedule 4.13. are in full force and effect and are not subject to any taxes or maintenance fees and the Corporation or a Subsidiary has the right to bring infringement Proceedings with respect thereto. Neither the Corporation nor any Subsidiary (i) licenses or grants to anyone other than to the Corporation or any Subsidiary rights of any nature to use any intellectual property right that is material to its business, other than certain software and equipment which is provided to the Corporation's clients which enable them to access the Corporation's network and avail themselves of the Corporation's services, (ii) is not obligated to and does not pay royalties to anyone for use of its intellectual property rights, and (iii) does not market or sell any product or service that violates any intellectual property right of a third party. Except as set forth on such Schedule, there is no pending or, to the knowledge of the Corporation, threatened claim or litigation against the Corporation or any Subsidiary contesting the right to use its intellectual property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any intellectual property rights of a third party.

         (b) All inventions and know-how conceived by employees of the Corporation and each Subsidiary, while in the employ of the Corporation or such Subsidiary, and related to the business of the Corporation or any Subsidiary were "works for hire," and all right, title, and interest therein were transferred and assigned to the Corporation or a Subsidiary and the Corporation or a Subsidiary has maintained all right, title and interest therein without any Encumbrances thereon. The Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets, proprietary processes and formulae, inventions, know-how and other confidential and proprietary information.

         (c) No third party has claimed or, to the Company's knowledge, has reason to claim that the Corporation or any Subsidiary has (i) violated or may be violating any of the terms or conditions of any non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Neither the Corporation or any Subsidiary has utilized nor proposes to utilize any trade secret or any information or documentation proprietary to any other person in violation of existing arrangements with such person, and neither the Corporation or any Subsidiary has violated any confidential relationship which any such person may have had with any third party, in connection with the development, manufacture or sale of any product or the development or sale of any service of the Corporation or any Subsidiary.

         4.14. Compliance with Laws; Governmental Authorizations.

         Each of the Corporation and each Subsidiary is in compliance in all respects with all Laws, except for such instances where non-compliance would not result in a Material

Adverse Effect. Each of the Corporation and each Subsidiary has all permits, licenses, authorizations, registrations, franchises, approvals, certificates or variances (collectively, "Permits") from each Governmental Authority that is necessary or advisable in the conduct of its business as presently conducted and as contemplated in the Initial Budget and no further Permits are necessary except in such cases where not having such Permits would not reasonably be expected to result in a Material Adverse Effect. No action by Governmental Authority is required for the Corporation to enter into this Agreement or to perform its obligations hereunder. For purposes of this Agreement, "Governmental Authority" means any federal, state, municipal, local or foreign government and any court, tribunal, administrative agency, commission, board, agency or other governmental or regulatory authority or agency, whether domestic or foreign. Neither the Corporation nor any Subsidiary is licensed to provide communication services under any state, federal or foreign laws nor is any one of them required to be so licensed.

         4.15. Litigation.

         Except as set forth on Schedule 4.15, there are no (i) actions, suits, claims, investigations or other proceedings (collectively, "Proceedings") by or before any Governmental Authority or other arbitration or mediation body, pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary or any of the five most senior executive officers of the Corporation (the "Senior Officers"), or (ii) judgments, writs, decrees, injunctions, compliance agreements, or orders of any Governmental Authority or other arbitration or mediation body, against the Corporation or any Subsidiary or any of the Senior Officers.

         4.16. Environmental Matters.

         Each of the Corporation and each Subsidiary is in compliance with all Laws relating to the protection of the environment (the "Environmental Laws"). Except for the operation of machinery and equipment in the ordinary course of business in compliance with applicable Environmental Laws, neither the Corporation nor any Subsidiary has handled, stored or released, or exposed any person to, any hazardous substance, as defined in 42 U.S.C.A. Section 9601(14) or any other applicable Environmental Laws (a "Hazardous Substance"). Neither the Corporation nor any Subsidiary is liable or responsible for clean-up costs, remedial work or damages in connection with the handling, storage, release, or exposure by it of any Hazardous Substance except in cases which would not reasonably be expected to result in a Material Adverse Effect. No claims for clean-up costs, remedial work or damages have been made by any person or entity in connection with the handling, storage, release, or exposure by the Corporation and/or any Subsidiary of any Hazardous Substance.

         4.17. Tax Matters.

         (a) (i) The Corporation has timely filed or been included in all required returns, declarations of estimated tax, reports, and statements relating to any Taxes due and payable by it (collectively, the "Returns"); (ii) all Returns were correct and complete as of the time of filing; (iii) the Corporation has timely paid all Taxes required to be paid by it through the date hereof; (iv) the Corporation has made provision on its most recent interim balance sheet for all Taxes payable by it for all periods prior to the date of such interim balance sheet for which no Returns have yet been filed; (v) the Corporation has made provision on its books for all Taxes payable by it for all periods beginning on or after the date of its most recent interim balance sheet for which no Returns have yet been filed; (vi) the Corporation has no knowledge of any pending tax audits of any Returns; (vii) the Corporation has no knowledge that any deficiency or addition to any Taxes has been proposed, asserted or assessed in writing against the Corporation; and (viii) the Corporation has not granted any extension of the statute of limitations applicable to any Return or other claim for Taxes.

         (b) "Taxes" means, with respect to any person or entity, (i) all material Federal, state, local, and foreign taxes, including, without limitation, all taxes on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings, or profits, and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profits taxes, alternative or add-on minimum taxes, customs duties, or other taxes, fees, assessments or charges of any kind, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority on such person or entity, and (ii) any material liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable Laws) of another person or entity.

         4.18. Employee Benefit Plans.

         (a) Schedule 4.18 sets forth a list of all "employee pension benefit plans" and "employee benefit plans," as defined in Section 3(2) and (3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and other written or formal plans or group arrangements involving direct or indirect compensation (not including any government-mandated programs) currently or previously maintained or contributed by the Corporation or any ERISA Affiliate for the benefit of any employee or former employee thereof under which the Corporation and/or any Subsidiary has or may have any present or future obligation or liability (collectively, the "Employee Plans"). "ERISA Affiliate" means any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Code, (ii) a group of entities under "common control," as defined in Section 414(c) of the Code, or (iii) an "affiliated service group," as defined in Section 414(m) of the Code, any of which includes the Corporation.

         (b) Schedule 4.18 further sets forth a list of all plans, trusts, or arrangements (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, medical benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation, insurance or benefits (collectively, the "Benefit Arrangements") that (i) are not Employee Plans, (ii) are maintained or contributed to by the Corporation or any Subsidiary, and (iii) cover any director, officer, employee, or former employee of the Corporation or any Subsidiary.

         (c) Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Laws. There has not been any "accumulated funding deficiency," as defined in Section 412 of the Code, with respect to any Employee Plan. There has not been any partial or complete withdrawal by the Corporation or any Subsidiary with respect to any Employee Plan which is a "multiemployer plan," as defined in
Section 3(37) of ERISA, and the Corporation has any current plans to withdraw from any such Employee Plan. Except as set forth on Schedule 4.18, neither the Corporation or any Subsidiary is in default or alleged to be in default in the payment or other provision of any benefit under any Employee Plan or Benefit Arrangement. Except as set forth on Schedule 4.18, no actions have been taken or are currently planned with respect to any Employee Plan or Benefit Arrangement that would increase the expense of maintaining or the benefits provided under such Employee Plan or Benefit Arrangement above the level of the expense incurred or benefits provided in respect thereof for each of the years 1999 and 1998.

         (d) The execution and delivery by the Corporation of the Documents and its consummation of the transactions contemplated thereby will not constitute a triggering event under any Employee Plan or Benefit Arrangement that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting, or increase the amount of compensation or benefits, for any director, officer, employee, or former employee of the Corporation.

         4.19. Insurance.

         The Corporation maintains valid and effective insurance policies, issued by financially sound and reputable insurers, to insure it against all risks usually insured against by persons or entities conducting businesses similar to that of the Corporation or such Subsidiary in the locality in which such businesses are conducted. The Corporation has paid all due premiums with respect to all policies of insurance currently maintained by the Corporation.

         4.20. Related Transactions.

         (a) Except as set forth on Schedule 4.20, and except for compensation to regular employees, since January 1, 1998, no current director or executive officer of the Corporation or holder of at least 5% of the outstanding capital stock of the Corporation has been (i) a party to any transaction with the Corporation valued in excess of $60,000 during any twelve-month period, or (ii) the direct or indirect owner of an interest in any business organization that is or was a competitor, supplier or customer of the Corporation (other than interests in non-affiliated publicly held companies).

         (b) The Corporation acknowledges and agrees that Winstar Sub and Winstar, by reason of, being a purchaser or holder of Shares or, appointing a director to the Corporation's Board of Directors, is not prohibited from, nor is any Winstar Affiliate prohibited from, engaging, investing or otherwise being involved in any activity, including businesses, investments or other activities which may be competitive or in conflict with the Corporation.

         4.21. Offering of the Shares. The Corporation has not, directly or indirectly, solicited any other offer to buy or offer to sell, and will not, directly or indirectly, solicit any other offer to buy or offer to sell, any security which is or would be integrated with the sale of the Shares or Warrant Shares in a manner that would require the Shares or Warrant Shares to be registered under the Securities Act.

         4.22. Disclosure.

         The Corporation has filed all required registration statements, reports and proxy statements with the Securities and Exchange Commission ("SEC Reports") when due (or within permitted extension periods) in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), the SEC Reports complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. This Agreement does not contain an untrue statement of a material fact nor does it omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the statements, documents, certificates or other items prepared by the Corporation and supplied to Winstar or its counsel in connection with the transactions contemplated hereby (other than those relating to (i) projected financial information, (ii) plans and objectives regarding the Corporation's future operations, (iii) future economic performance and (iv) assumptions underlying any of the matters described in (i) through (iii), each as to which no representation or warranty is given other than, however, that such representations are reasonable in light of existing or known facts or trends and were prepared in good faith) contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         4.23. [Intentionally Omitted.]

         4.24. [Intentionally Omitted.]

         4.25. Brokers and Finders.

         No person or entity acting on behalf or under the authority of the Corporation is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the sale of the Shares.

         4.26. Year 2000 Compliance.

         All electronic data, communications and other systems utilizing computer hardware, computer software, computer firmware and other similar or related items including source codes, operating coders, programs, utilities and other software (collectively, "Information Technology") utilized by the Corporation records, stores, processes and presents date/time data (including without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000 and leap year calculations, and is designed not to malfunction, cease to function or provide invalid or incorrect results or degrade in performance as a result of date/time data, including to the extent that other Information Technology, when used in combination with the Corporation's Information Technology, properly exchanges date/time data with it.

         4.27. Minnesota Business Corporation Act.

         (a) A committee of all "disinterested members" of the Corporation's Board of Directors (as such term is defined for purposes of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA")) has approved this Agreement and the transactions contemplated hereby and the Corporation has completed all other actions and satisfied all other conditions necessary and sufficient to negate any application of Section 302A.673 to Winstar or any of its affiliates (as such term is defined by Rule 13(e)-3(a)(1) of the Securities Exchange Act of 1934, as amended ("Affiliate")).

         (b) Sections 302A.671 and 302A.673 of the MBCA do not and will not apply to the Corporation or Winstar or any of its Affiliates as a result of the transactions contemplated by this Agreement. Both Winstar and the Corporation are excluded from such Sections, and accordingly, Winstar and its Affiliates may purchase more than 10% of the Corporation's voting stock pursuant to this Agreement and will not further be restricted from purchasing additional capital stock of the Corporation thereafter by virtue of such provisions. In addition, an exception applies to Section 302A.671 of the MBCA such that the acquisition of twenty percent or more of the outstanding voting stock of the Corporation by Winstar Sub (or any other purchaser) in this transaction and in the transaction pursuant to which an Affiliate of Winstar acquired Shares of Class E Preferred Stock may be accomplished without approval of the shareholders of the Corporation.

Section 5. Representations and Warranties of Winstar and Winstar Sub and any
           Assignee thereof.

         Winstar, Winstar Sub and any assignee thereof represent and warrant to the Corporation as of the date hereof and as of each Closing Date, if any, that for itself only:

         5.1. Due Authorization.

         Each of Winstar, Winstar Sub and any assignee thereof have taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder, and its consummation of the transactions contemplated hereby. This Agreement has been executed and delivered by an officer of the Winstar, Winstar Sub and any assignee thereof in accordance with such authorization or by Winstar or Winstar Sub. This Agreement constitutes the valid and binding obligation of each of Winstar, Winstar Sub and any assignee thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity.

         5.2. Investment Representations.

         (a) Each of Winstar Sub and any assignee thereof is acquiring the Shares or Warrant Shares, as the case may be, for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same in the absence of an effective registration statement or a suitable exemption from the applicable registration requirements.

         (b) Each of Winstar Sub and any assignee thereof understands that the Shares or Warrant Shares, as the case may be, have not been, and the Conversion Shares will not be, registered under the Securities Act or applicable state securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and such shares must be held indefinitely unless subsequent disposition thereof is registered under applicable securities laws or is exempt from registration.

         (c) Each of Winstar Sub and any assignee thereof understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Winstar Sub) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

         (d) Each of Winstar Sub and any assignee thereof is an "accredited investor," as such term is defined in Rule 501 (the provisions of which are known to Winstar and Winstar Sub) promulgated under the Securities Act.

         (e) Each of Winstar Sub and any assignee thereof has such knowledge and experience in financial, tax and business matters so as to enable Winstar, Winstar Sub and any assignee thereof to utilize the information made available to Winstar, Winstar Sub and any assignee thereof in connection with the investment in the Shares or the Warrant Shares, as the case may be, to evaluate the merits and risks of an investment in the Shares or the Warrant Shares, as the case may be, and to make an informed investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Corporation hereunder or the right of Winstar, Winstar Sub and any assignee thereof to rely thereon and to seek indemnification hereunder.

         (f) Each of Winstar Sub and any assignee thereof has not been formed for the specific purpose of acquiring the Shares or the Warrant Shares, as the case may be.

         (g) Winstar, Winstar Sub and any assignee thereof hereby acknowledge that the purchase and sale of the Shares and the Warrant Shares, if any, is intended to be exempt from registration under the Securities Act by virtue of
Section 4(2) and/or Section 3(b) of the Securities Act and, if applicable, in the sole judgment of the Corporation, the provisions of Regulation D thereunder, which exemption is dependent upon the truth, completeness and accuracy of the statements made by Winstar, Winstar Sub and any assignee thereof herein and in any other documents furnished by Winstar and Winstar Sub to the Corporation.

         5.3. Brokers and Finders.

         No person or entity acting on behalf or under the authority of Winstar Sub or any assignee thereof is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

         5.4. Investor Sophistication.

         Each of Winstar Sub and any assignee thereof has sufficient knowledge and experience and is capable of evaluating the merit and risks of its investment in the Corporation as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time. Winstar Sub has been given access to SEC Reports. Winstar, Winstar Sub and any assignee thereof have had the opportunity to ask questions of and receive answers from representatives of the Corporation concerning the terms and conditions of this Agreement, to discuss the Corporation's business, management and financial affairs with the Corporation's management and to obtain any other additional information they desire or deem relevant.

Section 6. Covenants of the Corporation and Winstar Sub.

         6.1. Regulatory Approvals; Reasonable Best Efforts; Further Assurances.

         Subject to the terms and conditions of this Agreement, each of the Corporation, Winstar and Winstar Sub will, and will cause its Affiliates to, use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Corporation, Winstar and Winstar Sub agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         6.2. Certain Filings.

         Subject to the terms and conditions of this Agreement, each of the Corporation, Winstar and Winstar Sub will, and will cause its Affiliates to, (i) in determine whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the conversion by Winstar Sub and any assignee thereof of the Shares or Warrant Shares, as the case may be, and (ii) in taking any of such actions contemplated by the preceding subsection (i), furnish information required in connection therewith and seeking, in a timely manner, to obtain any such actions, consents, approvals or waivers. Each of the Corporation, Winstar and Winstar Sub shall (a) give the other parties hereto prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation by or before any governmental body with respect to the transactions contemplated by this Agreement, (b) keep the other parties hereto informed as to the status of any such action, suit, litigation, arbitration, preceding or investigation, and (c) promptly inform the other parties hereto of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement.

         6.3. Confidentiality.

         Except as set forth in Section 6.4 below and as required by applicable securities laws upon the advice of counsel, without the consent of the other party, neither the Corporation nor Winstar, Winstar Sub and any assignee thereof shall make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the terms of this Agreement and the transactions contemplated hereby, and each party shall cause its authorized officers, directors, partners, employees, counsel, accountants, agents and other representatives to strictly comply with the foregoing.

         6.4. Public Announcements.

         Neither party to this Agreement may publicly disseminate a press release or file a public report (on Form 8-K or otherwise) with the Securities and Exchange Commission or otherwise publicly announce the transactions contemplated by this Agreement, unless the other parties consent, except as otherwise required by applicable securities law, upon the opinion of counsel, and upon reasonable notice to the other parties to afford them time to comment. Such parties shall not unreasonably withhold or delay their approval to any such proposed announcements.

Section 7. Covenants of the Corporation.

         Unless otherwise indicated, and as long as any of the Shares, Warrant Shares or Conversion Shares remain outstanding, the Corporation shall and shall cause each Subsidiary to abide and perform with respect to the following covenants:

         7.1. Certificate of Designation.

         Immediately after the execution of this Agreement, the Corporation shall cause to be filed the Class H Certificate of Designation as required pursuant to the law of the State of Minnesota.

         7.2. Restrictions Pending the Last Closing

         Without limiting the rights set forth in the Class H Preferred Stock Certificate of Designation, after the date hereof and prior to the last Closing Date, except as expressly provided for in this Agreement, or as consented to in writing by Winstar and Winstar Sub, the Corporation will not:

                  (i) amend its certificate of incorporation or bylaws, except to file the Class H Certificate of Designation;

                  (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio applicable to the Shares prior to their issuance at the Closing;

                  (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                  (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of the Corporation set forth in Article 4 becoming untrue or (B) any of the conditions to the obligations of Winstar Sub set forth in Section 8.1 or 8.2 not being satisfied; or

                  (v) enter into any agreement or commitment to do any of the foregoing.

         7.3. Reservation of Shares.

         For so long as any of the Shares or Warrants are outstanding, the Corporation shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Class H Certificate of Designation and its obligation to issue Warrant Shares upon exercise of the Warrants..

         7.4. Use of Proceeds.

         The Corporation shall use the cash proceeds received by it upon the sale of the Shares for general working capital purposes, including regularly scheduled debt payments, except that if the Corporation advises Winstar of its intention to repay Indebtedness to Bank One pursuant to the last sentence of
Section 3.2, it shall use such proceeds to pay such Indebtedness.

         7.5. Access to Records.

         The Corporation shall, and shall cause each Subsidiary to, afford to Winstar and Winstar Sub and its authorized employees, counsel, accountants and other representatives, upon reasonable notice and during ordinary business hours, (i) full access to all books, records and properties of the Corporation and such Subsidiary, and (ii) the opportunity to interview any officer of the Corporation or such Subsidiary regarding its affairs; any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of the Corporation and such Subsidiary.

         7.6. Budget.

         Promptly following final preparation thereof, the Corporation shall deliver to Winstar and Winstar Sub all budgets and revisions thereof prepared by the Corporation, all of which shall be consistent with the Initial Budget in form, methodology, and level of detail. Each of the Initial Budget and the budgets referred to in this Section 7.6 is referred to herein as a "Budget."

         7.7. Financial Reporting and other Information.

         (a) So long as Winstar Sub or any of its Affiliates beneficially owns Shares, Warrants, Warrant Shares or Conversion Shares, the Corporation shall deliver to Winstar the following:

                  (i) within 30 days after the end of each month, commencing with the month of September 2000, (A) the unaudited balance sheet of the Corporation at the end of such month, (B) the unaudited statements of income and cash flows of the Corporation for such month, (C) comparative statements of income of the Corporation for the year to date, the comparable figures for the prior year, the current Budget for the year to date and projected figures for the year, (D) textual discussion describing changes from prior periods and describing operating trends and (E) a report consisting of a beginning balance of the outstanding securities by type from the prior monthly period, adding to that beginning balance all securities that have been issued, sold or exercised and deleting all securities that have expired, been redeemed, cancelled, etc., during that month;

                  (ii) within 15 days after the end of each fiscal quarter, such information as is reasonably required to enable Winstar to make calculations under its then current level of accounting;

                  (iii) within 45 days after the end of each fiscal quarter, commencing with the quarterly period ending September 30, 2000, its Report on Form 10-Q for such quarter, including (A) an unaudited balance sheet of the Corporation at the end of such fiscal quarter, (B) the unaudited statements of income and cash flows of the Corporation for such fiscal quarter, (C) comparative statements of income of the Corporation for such fiscal quarter and the year to date, the comparable figures for the corresponding fiscal quarter and the year to date period of the prior year and also the current Budget for such fiscal quarter and for the year to date; and (D) updated Schedules 4.5(a)(i), 4.5(a)(ii) and 4.5(b) (which shall reflect all shares, options and other rights issued, exercised and expired since the date of the last submission of Schedule 4.5(b));

                  (iv) within 90 days after the end of each fiscal year commencing with the current fiscal year of the Corporation, its Report on Form 10-K for such fiscal year, including (A) the audited balance sheet of the Corporation at the end of such fiscal year, together with comparisons to the balance sheet of the Corporation at the end of the prior fiscal year and to the current Budget, (B) the audited statements of income and cash flows of the Corporation for such fiscal year, together with comparisons to the statements of income and cash flows of the Corporation for the prior fiscal year and to the current Budget, and (C) an audit report of Ernst & Young, independent certified public accountants, on such balance sheets and statements; and

                  (v) any other financial and operating data and other information relating to the Corporation and each Subsidiary as Winstar may reasonably request;

                  (vi) all information made available to the Corporation's shareholders or directors, at the same time as such information is delivered to such persons; and

                  (vii) monthly management reports in a form reasonably acceptable to Winstar.

         (b) All financial information to be delivered under this Section shall be in accordance with the books and records of the Corporation and shall have been prepared in accordance with GAAP, subject to year-end and audit adjustments.

         7.8. Payment of Obligations.

         The Corporation shall, and shall cause each Subsidiary to, pay or discharge or cause to be paid or discharged all material claims or demands, and all Taxes levied or imposed upon the Corporation or its Subsidiaries or upon the income, profits or property of the Corporation or its Subsidiaries; provided, however, that the Corporation or such Subsidiary shall not be required to pay or discharge or cause to be paid or discharged any such claim, demand, or Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

         7.9. Insurance.

         The Corporation shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and exercising sound business practice.

         7.10. Certain Notices.

         The Corporation shall promptly notify Winstar and Winstar Sub of (i) the commencement or notice of any threat of any Proceeding, dispute or grievance against or affecting the Corporation, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, (ii) any material default under any indebtedness of the Corporation and (iii) any material default or breach under any of the items required to be listed on Schedule 4.10. (a) or any of the items which would have been required to be listed on Schedule 4.10.
(a) if such item were effective prior to the date hereof.

         7.11. Conduct of Business.

         The Corporation shall (i) take all actions required to assure that the Corporation remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Corporation maintains all Permits to conduct its business, and (iii) conduct its business in compliance with all Laws.

         7.12. Related Transactions.

         Excluding any existing arrangements between Silicon Graphics, Inc. and MCI WorldCom, Inc., the Corporation shall not directly or indirectly enter into any transaction with any Related Party, other than (a) any transaction with Winstar or any of its Affiliates and (b) any transaction entered into in the ordinary course of business and on terms and conditions not less favorable to the Corporation as the terms and conditions which would apply in a similar transaction negotiated on an arms-length basis with a party that is not a Related Party. "Related Party" means (a) each current or future director or executive officer of the Corporation, (b) each parent, sibling, spouse, or descendant of any of the foregoing, (c) each entity of which any of the foregoing is a director, officer, partner or holder of more than 10% of the outstanding voting power of any class of capital stock and (d) any person or entity which is the beneficial owner of 5% or more of the outstanding voting power of the Corporation.

         7.13. Internal Controls.

         The Corporation maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurances that:
(i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         7.14. Winstar Directors.

         (a) Subject to subsection 7.15 below, so long as Winstar or any of its subsidiaries (collectively, "Winstar Holders") continues to own at least 24,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares of Class H Preferred Stock are convertible, Winstar Holders shall collectively have the right to appoint two persons to serve as directors of the Corporation ("Winstar Directors") which may, individually or collectively, at the sole discretion of the Winstar Holders serve as a non-voting observer of the Corporation; provided, however, (i) that so long as the Voting Limitation is in effect pursuant to Section 5(a) of the Class H Certificate of Designation, the Winstar Holders of the Class H Preferred Stock and Class E Preferred Stock shall collectively be entitled to appoint only one person to serve as a Winstar Director who, at the sole discretion of the Winstar Holders, may be a non-voting observer and (ii) if the Corporation consummates an initial public offering of its securities, the Winstar Holders shall collectively only be entitled to appoint one person to serve as a Winstar Director, who at the sole discretion of the Winstar Holders, may be a non-voting observer. Notwithstanding the foregoing, in the event the Winstar Holders own collectively less than 24,000 but more than 12,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares of Class H Preferred Stock are convertible, the Winstar Holders shall collectively have the right to appoint only one person to serve as a director of the Corporation who may, at the sole discretion of Winstar, serve as a non-voting observer of the Corporation. In the event the Winstar Holders own collectively, 12,000 or less than 12,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares of Class H Preferred Stock are convertible, the Winstar Holders shall have no right to appoint anyone to serve as a director of the Corporation and no right to appoint anyone as a non-voting observer. Any vacancy in the position of a Winstar Director or the observer may be filled by and only by the Winstar Holders. Any Winstar Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Winstar Holders.

         (b) One of the Winstar Directors, or if no Winstar Director has been designated, an observer designated by the Winstar Holders, shall be entitled to serve on, or observe meetings of, each of the Audit, Compensation and Nominating Committees and any other committee created by the Board of Directors of the Corporation ("Board"); provided, however, that in the event any such committee fails to satisfy specific requirements under the rules and regulations of the Securities and Exchange Commission any exchange or trading system due to such persons affiliations, such person, if a director will agree to serve solely as an observer of such committee. The Winstar Directors or an observer appointed by the Winstar Holders shall be entitled to receive the same compensation that is paid to other non-management Board members and committee members and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation. To the extent permitted by law, the Corporation will indemnify each person serving as a Winstar Director, Winstar and Winstar Sub for the actions of such persons as members of the Board and/or any committee thereof, unless such actions are found by a court of law to have been grossly and intentionally negligent. As long as any such person remains as a member of the Board, the Corporation will maintain director and officer insurance policies in amounts and on terms which are reasonable for companies similarly situated to the Corporation and reasonably acceptable to Winstar.

         (c) The Corporation shall give written notice to the Winstar Directors and Winstar of each Board and committee meeting and shall provide them with an agenda and minutes of each such meeting no later than it gives such notice and provides such items to the other Board members.

         7.15. Assignee Director.

         Winstar Sub may transfer its right to appoint Winstar Director(s) to any assignee of Winstar Sub pursuant to Section 3.4 who purchases at least 15,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares are convertible pursuant to this Agreement (an "Assignee Director"). No more than one director seat may be assigned to any one assignee unless such assignee purchased at least 30,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares are convertible. Winstar Sub also has the right to provide up to two observer rights to the Corporation's Board of Directors. Observer rights may only be granted to assignees who have purchased at least 15,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares are convertible. Any vacancy in the position of the Assignee Director or observer may be filled by and only by such assignee. Any Assignee Director may, during his or her term in office, be removed at any time, with or without cause, by and only by such assignee. Any Assignee who has been granted the right to appoint director(s) and/or observer(s) to the Corporation shall only be able to exercise such right if (i) with respect to the right to appoint an Assignee Director, only if such assignee owns at least 15,000 shares of Class H Preferred Stock and/or such number of shares of Common Stock into which such shares are convertible and (ii) with respect to the right to appoint an observer to the Company's Board of Directors, only if such assignee owns at least 10,000 shares of the Class H Preferred Stock and/or such number of shares of Common Stock into which such shares are convertible. The provisions of subsections 7.14(b) and (c) above shall apply with respect to the Assignee Director or observer to the same extent that they apply to any Winstar Director.

         7.16. Indenture.

         The Corporation will not amend, waive, or modify, or seek to amend, waive, or modify, any provision of the Indenture dated as of March 5, 1998, which regards the Corporation's 13 1/4% Senior Discount Notes due 2005, without the prior written consent of Winstar which consent will not be unreasonably withheld.

         7.17. Tag-Along Agreements.

         The Corporation will use its best efforts to cause Winstar and Winstar Sub to be joined as parties to, or the Class H Preferred Stock to be included in, as appropriate, (i) the Tag-Along Rights Agreements entered into among the Corporation, Silicon Graphics, Inc. and MCI WorldCom, Inc. dated March 4, 1999 and (ii) the Stockholders Agreement, dated March 4, 1999, as amended on March 14, 2000 (collectively "Restricted Stock Agreements").

         7.18. Board of Directors.

         Without the consent of Winstar, so long as any Affiliate of Winstar is entitled to appoint a member to the Corporation's Board of Directors pursuant to this Agreement, the Corporation will not change the number of members that comprise the Board of Directors of the Corporation to fewer than six nor more than thirteen.

         7.19. Consents.

         Prior to the Closing, the Corporation shall use its commercially reasonable best efforts to obtain all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation..

         7.20. Use of Proceeds.

         The Corporation covenants that the proceeds it will receive from the sale of the Shares will be applied in the manner described with respect to such proceeds indicated on Schedule I attached hereto.

         7.21. Corporate Documents.

         Within sixty-days of the date hereof, the Corporation shall deliver to Winstar, attention Charles Persing, correct and complete copies of the Articles of Incorporation of each Subsidiary of the Corporation, including all amendments and Certificates of Designation, and the By-laws of each Subsidiary of the Corporation each as in effect on the date of delivery.

         7.22. Sale of Winstar Shares.

         The Corporation covenants to sell the shares of common stock of Winstar acquired by the Corporation pursuant to the Securities Purchase Agreement dated as of December 31, 1999 among the Corporation, Winstar and Winstar Sub in a manner consistent with an orderly market.

Section 8. Registration Rights of Winstar and Winstar Sub.

         8.1. Demand Registration.

         (a) Grant of Right. The Corporation agrees to register on three occasions, upon written demand ("Initial Demand Notice") of Winstar or Winstar Sub, all or any portion of the Conversion Shares, the Warrant Shares and Shares of the Corporation's Common Stock issuable upon conversion of the Class E Preferred Stock, regardless of whether the Shares, Warrants or shares of Class E Preferred Stock have been converted or exercised (the "Registrable Securities"). The Corporation will file a registration statement covering the Registrable Securities within 60 days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement declared effective promptly thereafter. The demand for registration may be made at any time during a period commencing on the earlier of (i) the six month anniversary of the consummation of the Corporation's initial public offering of its Common Stock, and (ii) the one year anniversary of the date Shares are first issued. The provisions of this
Section 8.1(a) shall supersede the provisions of Section 8.1(a) of the Securities Purchase Agreement dated December 31, 1999 among the Corporation, Winstar and Winstar Credit Corp.

         (b) Terms. The Corporation shall bear all reasonable fees and expenses attendant to registering the Registrable Securities, including the expenses of one legal counsel selected by Winstar and Winstar Sub to represent them in connection with the sale of the Registrable Securities but not including any and all underwriting commissions and discounts which will be the responsibility of Winstar and Winstar Sub to the extent they participate in the underwriting. The Corporation will qualify or register the Registrable Securities in such states as are reasonably requested by Winstar and Winstar Sub. The Corporation shall cause any registration statement filed pursuant to the demand rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all such securities have been sold.

         8.2. "Piggy-Back" Registration.

         (a) Grant of Right. Winstar Sub shall have the right at any time and from time to time to include the Registrable Securities as part of any other registration of securities filed by the Corporation (other than pursuant to Form S-4, Form S-8 or any equivalent forms or in connection with the Corporation's initial public offering to the extent that no other selling shareholder is included in the registration statement). Notwithstanding the foregoing, if, in the written opinion of the managing underwriter or underwriters of a public offering by the Corporation of its shares of Common Stock, the inclusion of the Registrable Securities, when added to the securities being registered by the Corporation, will exceed the maximum amount of the Corporation's securities that can be marketed without materially and adversely affecting the entire offering, then (i) the Corporation will include in such registration first, only those securities, the holders of which as of the date hereof have priority piggy-back registration rights (as listed on Schedule 8.2), second, the Registrable Securities allocated (if necessary) among the holders thereof on a pro rata basis based on the number of Registrable Securities requested to be included in such registration statement, and third, capital stock of the Corporation to be sold for the account of others with applicable piggy-back registration rights, with such priorities among them as the Corporation shall decide. If, subsequent to the exercise of all of the demand registration rights referred to in Section 8.1, any Registrable Securities requested to be included in an offering ("Other Offering") pursuant to the "piggy-back" rights described in this Section 8.2. are not so included because of the operation of the first proviso of the preceding sentence, then the holders of the Registrable Securities shall have the right to require the Corporation, at its expense, to prepare and file a registration statement under the Securities Act covering such Registrable Securities.

         (b) Terms. The Corporation shall bear all reasonable fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but Winstar Sub shall pay any and all discounts and underwriting commissions. In the event of such a proposed registration, the Corporation shall furnish the owners of the Registrable Securities with not less than 30 days written notice prior to the proposed date of filing of such registration statement. Such notice shall continue to be given for each registration statement filed by the Corporation until such time as all of the Registrable Securities have been sold by Winstar and Winstar Sub. The owners of the Registrable Securities shall exercise the "piggy-back" rights provided for herein by giving written notice within 15 days of the receipt of the Corporation's notice of its intention to file a registration statement. The Corporation shall cause any registration statement filed pursuant to the "piggyback" rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all of such securities have been sold by Winstar Sub. Notwithstanding the foregoing, in no event shall the Corporation be obligated to maintain the effectiveness of any registration statement filed pursuant to Sections 8.1 and 8.2 for a period in excess of seven years from the initial date of issuance of the Shares.

         8.3. General Terms.

         (a) Indemnification. The Corporation shall indemnify the owner(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such person within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, except to the extent that any loss, claim, damage, expense or liability arises out of or relates to written information furnished by or on behalf of Winstar or any of its Affiliates for inclusion in such registration statement ("Winstar Information"). The owner(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Corporation against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which it may become subject under the Securities Act, the Exchange Act or otherwise, arising from Winstar Information furnished by or on behalf of such owner(s).

         (b) Exercise of Shares. Nothing contained in this Section 8 shall be construed as requiring Winstar, Winstar Sub or any of their Affiliates to convert their Shares or Warrant Shares, as the case may be, prior to or after the filing of any registration statement or the effectiveness thereof.

         (c) Documents Delivered to Holders. The Corporation shall deliver promptly to Winstar and Winstar Sub upon request, all correspondence between the Securities and Exchange Commission and the Corporation, its counsel or auditors and all memoranda relating to discussions with the Securities and Exchange Commission or its staff with respect to the registration statement. The Corporation also shall furnish to Winstar and Winstar Sub and to each underwriter of any such offering, a signed counterpart, addressed to Winstar and Winstar Sub and underwriter, of (i) an opinion of counsel to the Corporation, dated the effective date of such registration statement (and an opinion dated the date of the closing under the underwriting agreement relating to such offering), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Corporation's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. In the event that Winstar or Winstar Sub requests information pursuant to this Section (c), then, prior to furnishing such information, the Corporation shall have the right to require Winstar and Winstar Sub to enter into a confidentiality agreement with the Corporation with respect to any information to be provided to Winstar and Winstar Sub that the Corporation reasonably considers to be proprietary, non-public or otherwise confidential.

         8.4. Underwriting Agreement.

         In the event that the demand registration filed by Winstar Sub pursuant to Section 8.1(a) is for an underwritten offering, the Corporation shall have the right to select the underwriters of the offering, which underwriters shall be acceptable to Winstar in its sole and absolute discretion. The Corporation shall enter into an underwriting agreement with the managing underwriter selected by Winstar Sub. Such agreement shall be reasonably satisfactory in form and substance to the Corporation, each such person and such managing underwriter, and shall contain such representations, warranties and covenants by the Corporation and such other terms as are customarily contained in agreements of that type used by the underwriter. Such persons shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all of the representations, warranties and covenants of the Corporation to or for the benefit of such underwriter shall also be made to and for the benefit of such persons. Such persons shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriter except as they may relate to such persons, their shares and their intended methods of distribution.

         8.5. Road Show.

         In connection with any underwritten public offering in which Registrable Securities are included, the Corporation and the Senior Officers will participate in person or via telephone, as requested by Winstar, in road-shows regarding such offering and attendance at due diligence meetings.

         8.6. Rights and Obligations of Assignee.

         In addition to the foregoing registration rights granted to Winstar and Winstar Sub hereunder (i) one demand registration right as contemplated by
Section 8.1 shall be granted to each of (a) the holders of the Assigned Shares as a group and (b) the holders of the largest portion of the Assigned Shares, if any, and (ii) the holders of the Assigned Shares shall be entitled to the same "piggy back" registration rights under Section 8.2 with respect to such Assigned Shares as Winstar Sub has with respect to the Shares purchased by it, including a "piggy back" right with respect to one of the registrations that Winstar or Winstar Sub may demand pursuant to Section 8.1. The provisions of Section 8 shall apply to such assignee in all respects and the Shares purchased by such assignee shall be deemed to be Registrable Securities for all purposes of
Section 8. In addition, any assignee of Winstar Sub shall be required to make all representations and warranties as provided in Section 5 and shall be obligated to perform all of the covenants required to be preformed as provided in Section 6.

Section 9. Conditions to Each Closing.

         9.1. Conditions of Each Party.

         The respective obligations of each of the Corporation and Winstar and Winstar Sub to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to each Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable law;

         (a) All filings required to be made, and all consents, approvals, permits and authorizations required to be obtained, prior to each of the Closing, if any, from any Governmental Authorities in connection with the execution and delivery by the parties of the Documents and the consummation of the transactions contemplated thereby shall have been made or obtained; and

         (b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that any party invoking this condition shall use its reasonable best efforts to have any such judgment, decree, injunction or order vacated.

         9.2. Conditions to Obligations of Winstar and Winstar Sub.

         The obligations to be performed by Winstar and Winstar Sub under this Agreement at each Closing are subject to the satisfaction, at or prior to each such Closing, of the following conditions, unless waived in writing by Winstar and Winstar Sub:

         (a) Intentionally omitted.

         (b) Material Adverse Effect. There shall not have been any event which has or is reasonably likely to have a Material Adverse Effect.

         (c) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation contained in this Agreement and in any certificate or other writing delivered by the Corporation pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, as if made at and as of such respective times (except to the extent it relates to a particular date).

         (d) Performance of Covenants. The Corporation shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and the Class H Certificate of Designation.

         (e) Class H Certificate of Designation. Prior to the Closing, the Class H Certificate of Designation shall have been filed with and accepted by the Secretary of State of the State of Minnesota and shall have become effective.

         (f) Stock Certificates. At each of the Closings, Stock certificates representing the Class H Preferred Stock sold at such closing shall have been delivered by the Corporation to Winstar Sub.

         (g) Use of Proceeds. At each of the Closings, Winstar and Winstar Sub shall have received a certificate of the Corporation describing in reasonable detail the proposed use of proceeds received by the Corporation upon the sale of the Shares.

         (h) Legal Opinion. Winstar shall have received an opinion dated as of the Closing Date, of Willkie Farr & Gallagher, in a form and substance attached hereto as Exhibit C.

         (i) Officer's Certificate. At each of the Closings, Winstar and Winstar Sub shall receive a certificate from an officer of the Corporation to the effect that all conditions set forth in this Section 9.2. shall have been satisfied and that no material changes have occurred with respect to the disclosures set forth in the Schedules attached to this Agreement.

         (j) Required Consents and Approvals. Prior to the Closing Date, the Corporation shall have received all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation.

         (k) Commercial Agreements. The Corporation shall not be in material default of any of its obligations under any material agreement to which it or any of its Affiliates is a party, and shall not have failed to make any timely payment under any agreement between the Corporation and Winstar or any of Winstar's Affiliates. Timely payments for purposes of this subsection 9.2(k) shall be exclusive of any grace periods in excess of fifteen days. Without limiting the foregoing, the Corporation shall have paid (i) the $5,000,000 payable to Winstar or its Affiliates due September 15, 2000, by October 22, 2000 and (ii) the $5,000,000 payable to Winstar or its Affiliates due December 15, 2000, by December 27, 2000.

         (l) Bank One. The maturity of the Corporation's indebtedness to Bank One shall have been extended to no earlier than January 10, 2001.

         (m) No Consolidation. Winstar shall not have determined, in its reasonable good faith, upon consultation with its independent auditors, that the transactions contemplated by such Closing would require Winstar to include the assets, liabilities, shareholders' equity and results of operations of the Corporation in Winstar's financial statements on a consolidated basis in accordance with generally accepted accounting principles.

         (n) Initial Budget. The Chief Financial Officer of the Corporation shall furnish to Winstar Sub a certification that the Corporation's operating results as of the end of most recent monthly period are in material compliance with the Initial Budget and such certification shall contain a reaffirmation by such officer on behalf of the Corporation that it can and will continue to operate in material compliance with the Initial Budget. Alternatively, upon the furnishing to Winstar Sub by the Corporation of a description of any material change to the Initial Budget, Winstar Sub and Winstar may waive this condition.

         (o) Current Schedules. At each of the Initial Closing and as of the first Closing in December 2000, Winstar and Winstar Sub shall receive complete schedules to this Agreement, true and correct as of that respective Closing date. Without limiting the foregoing, at each of the Closings, Winstar and Winstar Sub shall receive a list of any change to the Certificate of Incorporation, Certificate of Designations and/or by-laws of the Corporation as compared to the prior Closing date.

         (p) No Bankruptcy. None of the following shall have occurred:

                  the entry of an order for relief under Title 11 of the United States Code amended ("Bankruptcy Code"), (ii) the admission by the Corporation of its inability to pay its debts as they mature, (iii) the making by the Corporation of an assignment for the benefit of creditors, (iv) the filing by the Corporation of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition by the Corporation for the appointment of a receiver for the assets of the Corporation, (vii) the expiration of sixty (60) days after the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of the Corporation's debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty-day period or
         (viii) the imposition of a judicial or statutory lien on all or a substantial part of the Corporation's assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty
         (60) days after its effective date.

         9.3. Conditions to Obligations of the Corporation.

         The obligations to be performed by the Corporation under this Agreement at each Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions, unless waived in writing by the Corporation:

         (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Winstar, Winstar Sub and any assignee thereof contained in this Agreement and in any certificate or other writing delivered by Winstar, Winstar Sub or any assignee thereof pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, if any, as if made at and as of such respective times (except to the extent it relates to a particular date);

         (b) Performance of Covenants. Winstar, Winstar Sub and any assignee thereof shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

Section 10. Termination.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a) by joint written agreement of the Corporation and Winstar;

         (b) by the Corporation, if Winstar or Winstar Sub has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to Winstar (provided that the Corporation is not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured);

         (c) by Winstar, if the Corporation has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to the Corporation (provided that Winstar and Winstar Sub are not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured); or

         (d) by any party if there shall be a change of law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement pursuant to the above-referenced clauses shall give notice of such termination to the other parties hereto.

         10.1. Effect of Termination. If this Agreement is terminated, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure by any party to perform a covenant of this Agreement, or (iii) breach by any party hereto of any representation, warranty, covenant or agreement contained herein.

Section 11. Miscellaneous

         11.1. Survival.

         The representations, warranties, covenants and other agreements contained herein, shall survive each Closing, and the consummation of the transactions contemplated hereby. No right of Winstar and Winstar Sub for indemnification hereunder shall be affected by any examination made for or on behalf of Winstar and Winstar Sub, the knowledge of any of Winstar and Winstar Sub's officers, directors, shareholders, employees or agents, or the acceptance by Winstar and Winstar Sub of any certificate or opinion.

         11.2. Indemnification.

         (a) The Corporation shall indemnify, defend and hold Winstar and Winstar Sub and their officers, directors, employees, shareholders, partners, members, affiliates and agents harmless against all Liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Corporation contained in this Agreement.

         (b) Winstar and Winstar Sub shall indemnify, defend and hold the Corporation and their respective officers, directors, employees, shareholders, partners, members, affiliates and agents harmless against all Liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of Winstar and Winstar Sub contained in the Agreement.

         (c) Promptly after receipt by any party entitled to indemnification under either Section 11.2(a) or Section 11.2(b) (an "indemnified party") of notice of the commencement of any action involving a claim which may give rise to a claim for indemnity under the preceding paragraphs of this Section, the indemnified party will give written notice to the party against whom indemnification is sought (the "indemnifying party") of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to it which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the indemnifying party shall reimburse the indemnified party and any person controlling the indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section.

         (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amounts paid or payable by the indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include any legal or other expenses reasonably incurred in connection with investigating or defending the same.

         (e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of the indemnified party and will survive the transfer of securities.

         11.3. Fees and Expenses.

         The Corporation shall pay or reimburse Winstar and Winstar Sub for all out-of-pocket fees and expenses incurred by them in connection with the transactions contemplated by this Agreement, including reasonable fees and charges of Winstar's legal counsel and accountants. Such payment or reimbursement shall be made at each Closing. The Corporation shall pay all fees of any party with respect to the filing of notifications under the HSR Act.

         11.4. Assignment; Parties in Interest.

         This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns (it being understood that this Agreement may be assigned by Winstar and Winstar Sub without the consent of any person solely in connection with the transfer of Shares).

         11.5. Entire Agreement.

         This Agreement (including all Schedules and Exhibits hereby) together with the other Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         11.6. Notices.

         All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         (a)      if to the Corporation:

                        WAM!NET INC.
                        655 Lone Oak Drive, Building A
                        Eagan, Minnesota 55121
                        Attention: Lisa A. Gray, Esq., General Counsel
                        Telephone: (651) 256-2165
                        Facsimile: (651) 994-9591

                  with a copy to:

                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, NY  10019-6099
                        Attention: Daniel D. Rubino, Esq.
                        Telephone: (212) 728-8000
                        Facsimile: (212) 728-8111

         (b)      if to Winstar and Winstar Sub:

                        Winstar Communications, Inc.
                        Winstar Credit Corp.
                        685 Third Avenue
                        New York, NY 10017
                        Telephone:  (212) 792-9800
                        Telecopier:  (212) 792-9348
                        Attention:  Timothy R. Graham, Executive Vice President

                  In any case, with a copy to:

                        Graubard, Mollen & Miller
                        600 Third Avenue
                        New York, NY 10016

                        Telephone:  (212) 818-8661
                        Telecopier:  (212) 818-8881
                        Attention: David Alan Miller, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the date of receipt.

         11.7. Amendments.

         The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by all of the parties hereto.

         11.8. Counterparts.

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         11.9. Headings.

         The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.10. Governing Law.

         Except as to matters governed by the MBCA, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

         11.11. Jurisdiction.

         The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in the Section entitled "Notices" shall be deemed effective service of process on such party.

         11.12. No Waiver.

         No delay by or on behalf of Winstar and Winstar Sub in exercising any rights conferred hereunder, and no course of dealing between Winstar and Winstar Sub and the Corporation shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

         11.13. Binding Effect

         All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto.

         11.14. Cumulative Powers.

         No remedy herein conferred upon Winstar, Winstar Sub or any holder of the Class H Preferred Stock is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statue or otherwise.

         IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement on the date first above written.

                                  WAM!NET INC.


                                  By: /s/ Edward J. Driscoll III
                                     ---------------------------------------

                                        Name: Edward J. Driscoll III
                                        Title: Chairman & CEO
                                        Address:  655 Lone Oak Drive
                                                  Building A
                                                  Eagen, Minnesota  55121

                                  WINSTAR COMMUNICATIONS, INC.


                                  By: /s/ William J. Rouhana
                                     ---------------------------------------
                                        Name: William J. Rouhana
                                        Title: Chairman, CEO
                                        Address:  685 Third Avenue
                                                  New York, New York  10017

                                  WINSTAR CREDIT CORP.


                                  By: /s/ Timothy R. Graham
                                     ---------------------------------------
                                        Name: Timothy R. Graham
                                        Title: President
                                        Address:  685 Third Avenue
                                                  New York, New York  10017

                                   SCHEDULE I
                               Allowable Purchases
                               -------------------

                                                                                                           Use of
                                                                                                          Purchase
                                                                   Cum                                      Price
      Date           Amount        Warrants        cum $         Warrants     H shares   Cum H shares     Proceeds
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
Signing of the         --        500,000             $0        500,000          --            --             --
Agreement
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
                                                                                                        General
                                                                                                        working
10/02/2000        $5,000,000     50,000        $5,000,000      550,000       5,000       5,000          capital
                                                                                                        ("WC")
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
10/13/2000        $5,000,000     50,000        $10,000,000     600,000       5,000       10,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
11/01/2000        $5,000,000     100,000       $15,000,000     700,000       5,000       15,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
11/10/2000        $5,000,000     100,000       $20,000,000     800,000       5,000       20,000         Repay Bank
                                                                                                        One
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
11/13/2000        $5,000,000     150,000       $25,000,000     950,000       5,000       25,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
12/01/2000        $5,000,000     150,000       $30,000,000     1,100,000     5,000       30,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
12/11/2000        $5,000,000     225,000       $35,000,000     1,325,000     5,000       35,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
12/15/2000        $5,000,000     225,000       $40,000,000     1,550,000     5,000       40,000         Repay Bank
                                                                                                        One
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
01/05/2001        $5,000,000     312,500       $45,000,000     1,862,500     5,000       45,000         WC
----------------- -------------- ------------- --------------- ------------- ----------- -------------- --------------
01/10/2001        $15,000,000    1,137,500     $60,000,000     3,000,000     15,000      60,000         Repay
                                                                                                        aggregate
                                                                                                        amount owed
                                                                                                        to Bank One